As filed with the Securities and Exchange Commission on December 22, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	20-5413139
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spectra Energy Corp 2007 Long-Term Incentive Plan

Spectra Energy Retirement Savings Plan

Spectra Energy Corp Executive Savings Plan

Spectra Energy Corp Directors’ Savings Plan

(Full Title of the Plan)

William S. Garner, Jr., Esq.

Group Executive, General Counsel and Secretary

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Name, address, including zip code, and telephone numbers, including area code, of agent for service)

Copies to:

Jeremy D. London, Esq.

Stephen W. Hamilton, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

(202) 371-7000

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $0.001 per share	48,693,589	$28.05	$1,365,855,171.45	$146,146.50
Deferred Compensation Obligations payable in Common Stock, par value $0.001 (3)	1,500,000	$28.05	$42,075,000.00	$4,502.03
Total	50,193,589		$1,407,930,171.45	$150,648.53

(1)	This Registration Statement (the “Registration Statement”) registers the issuance of 48,693,589 shares of common stock of Spectra Energy Corp, par value $0.001 per share, issuable pursuant to the Spectra Energy Corp 2007 Long-Term Incentive Plan and the Spectra Energy Retirement Savings Plan, plus an indeterminate number of additional shares that may be issued if the anti-dilution adjustment provisions of such plans become operative. In addition, in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also registers an indeterminate amount of Spectra Energy Retirement Savings Plan interests.
(2)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low price per share of Spectra Energy’s common stock, par value $0.001 per share, as reported on the New York Stock Exchange on December 19, 2006.
(3)	The Deferred Compensation Obligations are unsecured general obligations of Spectra Energy Corp to pay deferred compensation in accordance with the terms of the Spectra Energy Corp Executive Savings Plan and the Spectra Energy Corp Directors’ Savings Plan. The Deferred Compensation Obligations are payable in up to 1,500,000 shares of common stock of Spectra Energy Corp, par value $0.001 per share.

Explanatory Note

Unless otherwise stated or the context otherwise requires, references in this Registration Statement to “Spectra Energy,” the “Registrant,” the “Company,” “we,” “our,” or “us” refer to Spectra Energy Corp and its direct and indirect subsidiaries. On December 8, 2006, the board of directors of Duke Energy Corporation (“Duke Energy”) approved the distribution of all the shares of common stock of Spectra Energy, a wholly-owned subsidiary of Duke Energy, to Duke Energy shareholders. Spectra Energy holds or will hold all of the assets and liabilities that were previously associated with Duke Energy’s natural gas business, including its transmission and storage, distribution, and gathering and processing businesses. Prior to the opening of the market on January 2, 2007, Duke Energy will distribute one-half share of our common stock, par value $0.001 per share, for each share of Duke Energy common stock held by Duke Energy shareholders of record as of the close of business on December 18, 2006, the record date for the distribution. This transaction is referred to in this Registration Statement as the “spin-off.”

In connection with the spin-off, we are adopting the Spectra Energy Corp 2007 Long-Term Incentive Plan (the “LTIP”) to permit the issuance of long-term incentive awards to our employees and Duke Energy employees in connection with the spin-off in partial substitution of long-term incentive awards previously issued by Duke Energy and its affiliates (the “Substitution Awards”). In addition to authorizing the issuance of the Substitution Awards, the LTIP will also permit the issuance of stock options, stock appreciation rights, performance awards, restricted stock awards, phantom stock, and dividend equivalents. This Registration Statement also registers (i) an indeterminate amount of interests in the Spectra Energy Retirement Savings Plan (the “401(k) Plan”), and (ii) shares of Spectra Energy common stock to be paid in connection with Deferred Compensation Obligations under the Spectra Energy Corp Executive Savings Plan (the “Executive Savings Plan”) and the Spectra Energy Corp Directors’ Savings Plan (the “Directors’ Savings Plan” and, together with the LTIP, the 401(k) Plan, the Executive Savings Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act and the Introductory Note to Part I of Form S–8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Spectra Energy pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

1) Spectra Energy’s Registration Statement on Form 10 (File No. 1-33007) initially filed on September 7, 2006, as amended by Amendment No. 1 on October 20, 2006, Amendment No. 2 on November 16, 2006 and Amendment No. 3 on December 6, 2006 (Items 2, 13, and 15 of which were revised by Spectra Energy’s Current Report on Form 8-K (File No. 1-33007), dated December 14, 2006) (as so amended and revised, the “Form 10”)

2) The description of Spectra Energy’s common stock contained in the Information Statement of Spectra Energy, dated December 14, 2006, filed on Spectra Energy’s Current Report on Form 8-K (File No. 1-33007), dated December 14, 2006 as exhibit 99.1, including any amendment or report filed for the purpose of updating such description.

3) Spectra Energy’s Current Report on Form 8-K (File No. 1-33007) dated December 14, 2006.

4) Spectra Energy’s Current Reports on Form 8-K (File No. 1-33007) both dated December 22, 2006.

We also incorporate by reference any filings made by Spectra Energy with the Commission in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and before the termination of the offering. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Stockholders can obtain any document incorporated by reference in this document from Spectra Energy without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this Registration Statement, the exhibit will also be provided without charge, by requesting it in writing or by telephone from the company at:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

Attention: Investor Relations

You may also obtain these documents from our website at www.spectraenergy.com or at the Commission’s website www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Companies & Other Filers” link, and then entering our name in the “name” field or “SE” in the ticker symbol field.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock to be registered in connection with this Registration Statement will be passed upon by William S. Garner, Jr., Group Executive, General Counsel and Secretary of the Registrant. As of the date hereof, Duke Energy is our sole shareholder and Mr. Garner does not own any shares of our common stock. However, based on 5,324 shares of Duke Energy held by Mr. Garner as of December 18, 2006, Mr. Garner will hold 2,662 shares of our common stock after the spin-off.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporations Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, shareholder vote, agreement or otherwise.

Our certificate of incorporation provides that no director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our shareholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation

•	of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in

•	Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or while our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We intend to obtain policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits that are filed or incorporated by reference as part of this Registration Statement.

Exhibit No.	Exhibits
3.1	Amended and Restated Certificate of Incorporation of Spectra Energy Corp (filed with Current Report on Form 8-K, dated December 14, 2006, File No. 1-33007, as Exhibit 3.1)

3.2	Amended and Restated By-Laws of Spectra Energy Corp (filed with Current Report on Form 8-K, dated December 14, 2006, File No. 1-33007, as Exhibit 3.2)

5.1	Opinion of William S. Garner, Jr., Group Executive, General Counsel and Secretary of the Registrant

10.1	Spectra Energy Corp 2007 Long-Term Incentive Plan (filed with Amendment No. 3 to Form 10, dated December 6, 2006, File No. 1-33007, as Exhibit 10.1)

10.2	Spectra Energy Corp Executive Savings Plan (filed with Current Report on Form 8-K dated December 22, 2006, File No. 1-33007, as Exhibit 10.2)

10.3	Spectra Energy Corp Directors’ Savings Plan (filed with Current Report on Form 8-K dated December 22, 2006, File No. 1-33007, as Exhibit 10.1)

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Spectra Energy Corp

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Capital LLC

23.3	Consent of Deloitte & Touche LLP, Independent Auditors for Duke Energy Field Services, LLC

23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm for TEPPCO Partners, L.P.

24.1	Power of Attorney of certain officers and directors of Spectra Energy Corp

24.2	Resolution of Registrant regarding Power of Attorney

The undersigned Registrant hereby undertakes to submit the 401(k) Plan and any amendment thereto to the Internal Revenue Service in a timely manner and will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however,

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Spectra Energy Corp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 22, 2006.

SPECTRA ENERGY CORP
(Registrant)

By:	/s/ William S. Garner, Jr.
Name:	William S. Garner, Jr.
Title:	Group Executive, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive	December 22, 2006
Fred J. Fowler	Officer and Director
*	Group Executive and Chief Financial Officer	December 22, 2006
Gregory L. Ebel	(Principal Financial Officer)

*	Vice President and Controller	December 22, 2006
Sabra L. Harrington	(Principal Accounting Officer)

Majority of Directors:

*	Chairman	December 22, 2006
Paul M. Anderson

*	Director	December 22, 2006
Roger Agnelli

*	Director	December 22, 2006
William T. Esrey

*	Director	December 22, 2006
Dennis R. Hendrix

*	Director	December 22, 2006
Michael E.J. Phelps

*	Director	December 22, 2006
Martha B. Wyrsch

*	The undersigned, by signing his name hereto, does hereby sign this document on behalf of the Registrant and on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by the Registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ William S. Garner, Jr.
Name:	William S. Garner, Jr.
Title:	Attorney-in-Fact

Pursuant to the requirements of the Securities Act, Spectra Energy Retirement Savings Plan certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 22, 2006.

SPECTRA ENERGY RETIREMENT SAVINGS PLAN

By:	/S/ JAMES M. PRUETT
Name:	James M. Pruett
Title:	Group Vice President, Human Resources

EXHIBIT INDEX

Exhibit No.	Exhibits
3.1	Amended and Restated Certificate of Incorporation of Spectra Energy Corp (filed with Current Report on Form 8-K, dated December 14, 2006, File No. 1-33007, as Exhibit 3.1)

3.2	Amended and Restated By-Laws of Spectra Energy Corp (filed with Current Report on Form 8-K, dated December 14, 2006, File No. 1-33007, as Exhibit 3.2)

5.1	Opinion of William S. Garner, Jr., Group Executive, General Counsel and Secretary of the Registrant

10.1	Spectra Energy Corp 2007 Long-Term Incentive Plan (filed with Amendment No. 3 to Form 10, dated December 6, 2006, File No. 1-33007, as Exhibit 10.1)

10.2	Spectra Energy Corp Executive Savings Plan (filed with Current Report on Form 8-K dated December 22, 2006, File No. 1-33007, as Exhibit 10.2)

10.3	Spectra Energy Corp Directors’ Savings Plan (filed with Current Report on Form 8-K dated December 22, 2006, File No. 1-33007, as Exhibit 10.1)

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Spectra Energy Corp

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Capital LLC

23.3	Consent of Deloitte & Touche LLP, Independent Auditors for Duke Energy Field Services, LLC

23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm for TEPPCO Partners, L.P.

24.1	Power of Attorney of certain officers and directors of Spectra Energy Corp

24.2	Resolution of Registrant regarding Power of Attorney